Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
POLARIS REPORTS 2006 FOURTH QUARTER AND FULL YEAR RESULTS
Highlights:
•	Earnings per share from continuing operations for fourth quarter and full year 2006 in line with guidance

•	Victory motorcycles sales up 13% and financial services income increased 22% for full year 2006

•	Polaris repurchased 6.9 million shares or approximately 17% of its common stock during 2006, and has 4.8 million shares remaining under its current repurchase authorization

•	On January 18, 2007 Polaris declared a 10% increase in the regular quarterly cash dividend, marking the 12th consecutive year of increased dividends

•	In 2007, Polaris expects modest growth in sales driven by strong demand for Victory motorcycles and side-by-side utility vehicles.

•	2007 earnings per share is expected to be positively affected by higher gross margins and a lower share count
MINNEAPOLIS (January 25, 2007) — Polaris Industries Inc. (NYSE/NYSE Arca: PII) today reported net income from continuing operations of $0.93 per diluted share for the fourth quarter of 2006, a six percent decrease from $0.99 per diluted share for the prior year’s fourth quarter. Net income from continuing operations for the fourth quarter 2006 was $36.1 million, a decrease of 14 percent from the prior year’s fourth quarter net income from continuing operations of $42.1 million. Sales from continuing operations for the fourth quarter 2006 decreased 15 percent to $448.6 million, compared to last year’s fourth quarter sales from continuing operations of $526.1 million.
Full Year results from continuing operations
     For the full year ended December 31, 2006, Polaris reported net income per share from continuing operations of $2.72 per diluted share compared to $3.15 per diluted share for the year ended December 31, 2005, a 14 percent decrease on a per diluted share basis. Reported net income from continuing operations for the full year 2006 was $112.8 million compared to $137.7 million for the full year 2005. Sales from continuing operations for the full year ended December 31, 2006 totaled $1,656.5 million, a decrease of 11 percent compared to sales from continuing operations of $1,869.8 million for the full year 2005.
     “This past year proved to be challenging for us. We did, however, finish in line with our previously issued guidance and continue to make good progress in getting our business back on track. The snowmobile market has remained difficult as inadequate early season snowfall across most of the North American snowbelt continued to negatively impact our results. The overall North American ATV market was also down for the second year in a row. Our dealers felt the pressure as well and reduced their inventory levels by ordering fewer ATVs during 2006. As a result we reduced our overall shipments to our North American ATV dealers. We have seen progress in our dealers’ efforts to lower their inventories thus far for both ATVs and snowmobiles, and feel we are taking the necessary steps to make both of these businesses more competitive including cost reductions, strong retail promotions and increased advertising as we move into 2007,” commented Tom Tiller, Chief Executive Officer.

     Tiller added, “We are also very excited about the new products we unveiled on January 19, 2007, which included our new luxury touring motorcycle models, the Victory Vision Street and Victory Vision Tourer, as well as the all new RANGER™ RZR. We believe these new products will allow us to capitalize on the large and fast growing motorcycle touring and side-by-side recreational vehicle market segments. The new Victory Vision models are designed to deliver what touring riders believe are the two most influential factors in their buying decision —forward-looking style and comfort. Additionally, the RANGER™ RZR is expected to be the fastest trail capable side-by-side vehicle available on the market meeting the needs and demanding expectations of hunters, big bore trail enthusiasts and sport side-by-side buyers.”
2007 Business Outlook
     Full year 2007 earnings from continuing operations are expected to be in the range of $2.80 to $2.92 per diluted share, which represents three to seven percent growth in diluted earnings per share when compared to net income from continuing operations of $2.72 per diluted share for the full year 2006. Sales are expected to grow in the one to three percent range for the full year 2007. During the first quarter of 2007, the Company expects that North American ATV shipments will be lower than the first quarter of 2006, with the objective of further reducing dealer inventories, and expects first quarter 2007 total sales to be lower than the first quarter of 2006 in the range of down six to eight percent. First quarter 2007 earnings from continuing operations are expected to be in the range of $0.23 to $0.25 per diluted share, compared to net income from continuing operations of $0.26 per diluted share for the first quarter 2006.
     Tiller commented, “Taking into consideration the steps we have taken in 2006, coupled with our current outlook for the ATV market, projections for dealer inventory levels of ATVs and snowmobiles, volume expectations for 2007 and the market potential of our exciting new products, we anticipate our challenges will continue in the first half of 2007 but expect improvements in the second half of the year with full year 2007 results being improved over the full year 2006. Additionally, the strength of our underlying businesses and diverse portfolio of industry leading products give me confidence that our new 3-year sales and earnings goals for the Company of $2.2 billion in sales, $150 million in net income and $4.25 in diluted earnings per share are achievable by 2009. We are very excited about the growth and profitability opportunities for our business as we move into the future.”
Discontinued Operations Results
     The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results are being reported separately as discontinued operations for all periods presented. The Company’s fourth quarter 2006 loss from discontinued operations was $0.3 million, net of tax, or $0.01 per diluted share, compared to a loss of $0.3 million, net of tax, or $0.01 per diluted share in the fourth quarter 2005. During the fourth quarter of 2006, the Company recorded an additional loss on disposal of discontinued operations of $5.0 million before tax, or $3.4 million after tax, or $0.09 per diluted share. This loss includes the estimated costs required to resolve past and potential future product liability litigation claims. Reported net income for the fourth quarter 2006, including each of continuing and discontinued operations and the loss on disposal of discontinued operations was $32.4 million, or $0.83 per diluted share compared to $41.8 million, or $0.98 per diluted share in the fourth quarter of 2005. For the full year ended December 31, 2006, the loss from discontinued operations was $0.8 million, after tax, or $0.02 per diluted share, compared to a loss of $1.0 million or $0.02 per diluted share in 2005. Reported net income for the full year ended December 31, 2006, including each of continuing and discontinued operations, the loss on disposal of discontinued operations and the cumulative effect of the SFAS 123(R) accounting change was $107.0 million or $2.58 per diluted share, compared to $136.7 million, or $3.12 per diluted share for the year ended December 31, 2005.
(In millions except per share data)

	4th Quarter ended			Full Year ended
	December 31,			December 31,
	2006	2005	Change	2006	2005	Change
Sales from continuing operations	$448.6	$526.1	(15)%	$1,656.5	$1,869.8	(11)%
Operating income from continuing operations	$54.3	$61.7	(12)%	$168.1	$205.0	(18)%
Net Income from continuing operations	$36.1	$42.1	(14)%	$112.8	$137.7	(18)%
Earnings per share from continuing operations (diluted)	$0.93	$0.99	(6)%	$2.72	$3.15	(14)%
Earnings per share (diluted)	$0.83	$0.98	(15)%	$2.58	$3.12	(17)%
     ATV (all-terrain vehicle) sales in the fourth quarter 2006 decreased 13 percent from the fourth quarter 2005. This decrease is largely attributable to North American dealers scaling back orders in an effort to further reduce dealer inventory levels. As a result, dealer inventory levels in North America were lower at the end of the fourth quarter 2006 than at the end of the fourth quarter 2005. During the fourth quarter 2006 several of the Company’s newer products continued to show growth which included the two-up ATV—the Sportsman X2. During the fourth quarter and full year 2006 periods, the overall utility vehicle market continued to perform well and Polaris experienced continued strong sales growth in the RANGER™ product line. Overall full year 2006 ATV sales decreased 10 percent from 2005 to a total of $1,117.3 million.
     Sales of Victory motorcycles decreased ten percent during the fourth quarter 2006 compared to the fourth quarter of 2005. This decrease in sales for the fourth quarter of 2006 is due to timing of shipments as more of the model year 2007 motorcycles were shipped during the third quarter of 2006 compared to the same period in 2005. Full year 2006 Victory motorcycle sales increased 13 percent over 2005, to a total of $112.8 million. The full year 2006 marks the first year of profitability for the Victory motorcycle business since the Company began production back in 1998.
     Snowmobile sales decreased 34 percent to $61.9 million in the fourth quarter of 2006 compared to $93.4 million in the fourth quarter of 2005, as expected. Shipments in the fourth quarter 2006 were lower as a result of a significant decrease in dealer orders for 2007 model year snowmobiles. As discussed in prior communications, the reduced levels of dealer orders resulted from increased dealer inventory levels at the end of the prior 2005-2006 snowmobile season due to below average snowfall across many regions of North America and quality issues relating to certain 2005 and 2006 model year snowmobiles. The Company has received good press reviews for its new 2007 Polaris IQ and RMK models which utilize the new 600 HO or 700 HO Cleanfire semi-direct injection engines. For the full year 2006 snowmobile sales totaled $156.9 million compared to full year 2005 sales of $256.7 million.
     Parts, Garments, and Accessories (“PG&A”) sales decreased one percent and two percent for the fourth quarter and full year periods ended December 31, 2006 respectively, compared to the same periods in 2005. The decline in PG&A sales was primarily related to lower shipments of ATVs and snowmobiles during the fourth quarter and full year 2006 periods.
     Gross profit, as a percentage of sales, was 23.6 percent for the fourth quarter 2006, an increase from 20.7 percent in the comparable quarter of 2005. During the fourth quarter 2006, increased sales of higher gross margin products, favorable currency effects and savings from various cost reduction initiatives were partially offset by higher promotional and dealer assistance expenses, primarily for snowmobiles. For the full year 2006, gross profit, as a percentage of sales, was 21.7 percent compared to 22.0 percent for the full year in 2005.
     For the fourth quarter 2006, operating expenses increased eleven percent to $65.1 million or 14.5 percent of sales compared to $58.7 million or 11.2 percent of sales for the fourth quarter of 2005. Operating expenses increased during the fourth quarter 2006 due to higher research and development expenses related to exciting new products as well as increases in selling and marketing and advertising expenses during the quarter to improve the Company’s competitive position. As a percentage of sales, operating expenses were higher due to the lower sales volume during the fourth quarter 2006. For the full year 2006, operating expenses decreased three percent to $238.4 million from $244.7 million in 2005. As a percentage of sales, operating expenses increased for full year 2006 to 14.4 percent of sales compared to 13.1 percent of sales for the full year 2005 due to the lower sales volumes which were partially offset by the implementation of operating expense control measures.
     Income from financial services increased 15 percent to $13.5 million in the fourth quarter 2006, up from $11.7 million in the fourth quarter 2005, due to increased profits generated by the retail credit portfolio. Income from financial services for the year ended December 31, 2006 increased 22 percent to $47.1 million compared to $38.6 million for the full year 2005. The income generated from the retail credit portfolio increased for the fourth quarter and full year 2006 periods in part due to the success of an additional offering to Polaris dealers to finance their used and non-Polaris products through Polaris’ retail credit relationship with HSBC.
     Equity in income of manufacturing affiliates (which primarily represents the Company’s portion of income from the investment in KTM Power Sports AG (“KTM”), net of tax), was $0.0 for the fourth quarter 2006 and $3.6 million for the full year 2006. During the fourth quarter 2006, the Company entered into a share purchase agreement to sell during the first half of 2007 approximately 1.38 million shares or approximately 80 percent of Polaris’ investment in KTM. The aggregate proceeds to be generated from the sale of these KTM shares pursuant to the share purchase agreement are approximately equal to the amount recorded as an asset on Polaris’ balance sheet related to those shares. Since the transaction purchase price has been fixed at approximately the asset value, the

Company no longer receives a net benefit from its percentage of KTM’s income in Polaris’ income statement beginning with the fourth quarter 2006.
     Interest expense increased to $3.6 million and $9.8 million for the fourth quarter and full year periods of 2006, respectively, compared to $1.4 million and $4.7 million for the fourth quarter and full year periods of 2005 respectively. The increase is due to higher debt levels and increased interest rates during the 2006 periods.
     Non-operating other expense (income) improved $3.9 million in the fourth quarter of 2006 when compared to the fourth quarter of 2005 primarily due to the weakening of the U.S. dollar and the resulting effects of foreign currency transactions related to the international subsidiaries.
     The Income tax provision for the fourth quarter of 2006 was recorded at a rate of approximately 32.2 percent of pretax income, an increase from 30.2 percent recorded in the fourth quarter of 2005. During the fourth quarter 2005 the Company benefited from certain favorable income tax events.
Financial Position and Cash Flow
     Net cash provided by operating activities from continuing operations decreased six percent to $152.8 million for the year ended December 31, 2006 compared to $162.5 million for the full year 2005. The decrease in net cash provided by operating activities for the full year 2006 was primarily due to a decrease in net income during that period compared to the same period last year and an increase in inventory levels in 2006 resulting from fourth quarter shipment reductions to dealers within Polaris’ production lead times. Total debt levels were $250.0 million at December 31, 2006 primarily as a result of the term loan utilized to complete the accelerated share repurchase transaction. Total shareholders’ equity was lower at December 31, 2006 compared to the same period in 2005 primarily due to the share repurchase transactions. The Company’s debt-to-total capital ratio was 60 percent at December 31, 2006, compared to five percent at the end of 2005.
Share Buyback Activity
     During the fourth quarter 2006, the Company repurchased and retired 4.3 million shares of its common stock for $198.2 million, bringing total share repurchases to 6.9 million shares, or $307.6 million for the full year 2006. Of that total, 3.55 million shares of Polaris common stock were repurchased at an initial purchase price of approximately $165.6 million, or $46.64 per share through an accelerated share repurchase agreement entered into in December 2006 with Goldman, Sachs & Co. Since inception of the share repurchase program in 1996 approximately 29.2 million shares have been repurchased at an average price of $30.41 per share. As of December 31, 2006, the Company has authorization from its Board of Directors to repurchase up to an additional 4.8 million shares of Polaris stock.
Subsequent Event
     On January 18, 2007, the Company announced that its Board of Directors approved a ten percent increase in the regular quarterly cash dividend, the 12th consecutive year of increased dividends, effective with the 2007 first quarter dividend payment. The first quarter dividend of $0.34 per share will be payable on February 15, 2007 to shareholders of record at the close of business on February 1, 2007.

Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss Polaris’ fourth quarter and full year 2006 earnings results released this morning. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada or 706-679-2596 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com (click on Our Company then Investor Relations). The conference call will be available through Thursday, February 1, 2007 by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 5394430, and on Polaris’ web site.
About Polaris
     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
     With annual 2006 sales of $1.7 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.
     Polaris Industries Inc. trades on the New York Stock Exchange and the NYSE Arca under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2007 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
and Other Selected Financial Information
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months Ended		For the Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Sales	$448,584	$526,087	$1,656,518	$1,869,819
Cost of sales	342,697	417,366	1,297,159	1,458,787

Gross profit	105,887	108,721	359,359	411,032
Operating expenses
Selling and marketing	27,406	25,548	108,890	108,395
Research and development	20,339	17,190	73,889	70,983
General and administrative	17,334	15,966	55,584	65,282

Total operating expenses	65,079	58,704	238,363	244,660

Income from financial services	13,493	11,689	47,061	38,640

Operating Income	54,301	61,706	168,057	205,012

Non-operating Expense (Income):
Interest expense	3,644	1,403	9,773	4,713
Equity in (income) of manufacturing affiliates	(28)	(1,363)	(3,642)	(2,308)
Other expense (income) net	(2,604)	1,345	(1,853)	3,748

Income before income taxes	53,289	60,321	163,779	198,859

Provision for Income Taxes	17,163	18,206	50,988	61,138

Net Income from continuing operations	$36,126	$42,115	$112,791	$137,721

Loss from discontinued operations, net of tax	$(346)	$(322)	$(812)	$(1,007)
Loss on disposal of discontinued operations, net of tax	(3,380)	—	(5,401)	—
Cumulative effect of accounting change, net of tax	—	—	407	—

Net Income	$32,400	$41,793	$106,985	$136,714

Basic Net Income per share
Continuing operations	$0.95	$1.02	$2.80	$3.27
Loss from discontinued operations, net of tax	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Loss on disposal of discontinued operations, net of tax	$(0.09)	—	$(0.13)	—
Cumulative effect of accounting change, net of tax	$—	—	$0.01	—

Net Income	$0.86	$1.01	$2.65	$3.24

Diluted Net Income per share
Continuing operations	$0.93	$0.99	$2.72	$3.15
Loss from discontinued operations, net of tax	(0.01)	(0.01)	$(0.02)	$(0.02)
Loss on disposal of discontinued operations, net of tax	(0.09)	—	$(0.13)	—
Cumulative effect of accounting change, net of tax	—	—	$0.01	—

Net Income	$0.83	$0.98	$2.58	$3.12

Weighted average shares outstanding:
Basic	37,835	41,475	40,324	42,131
Diluted	38,846	42,594	41,451	43,787

Business Unit Information	For Three Months Ended			For the Year Ended
(in thousands)	December 31,			December 31,
	2006	2005	% chg	2006	2005	% chg
All-terrain Vehicles	$278,732	$320,033	-13%	$1,117,298	$1,239,452	-10%
Snowmobiles	61,921	93,350	-34%	156,930	256,655	-39%
Victory Motorcycles	33,825	37,742	-10%	112,763	99,478	13%
Parts, Garments & Accessories	74,106	74,962	-1%	269,527	274,234	-2%

Total Sales	$448,584	$526,087	-15%	$1,656,518	$1,869,819	-11%

2005 results have been adjusted to reflect the adoption of SFAS 123R under the modified retrospective method. All periods presented reflect the classification of the marine division’s financial results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to reclassification
(In Thousands)
(Unaudited)	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$19,566	$19,675
Trade receivables, net	63,815	78,350
Inventories	230,533	202,022
Prepaid expenses and other	19,940	13,330
Deferred tax assets	59,107	60,498
Current assets of discontinued operations	—	113

Total current assets	392,961	373,988

Property and equipment, net	204,001	222,336
Investments in finance affiliate	55,629	59,601
Investments in manufacturing affiliates	99,433	87,772
Goodwill, net	25,040	25,039
Deferred tax assets	1,595	1,677
Intangible and other assets, net	132	220

Total Assets	$778,791	$770,633

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$100,672	$97,065
Accrued expenses	252,446	263,728
Income taxes payable	3,940	9,428
Current liabilities of discontinued operations	4,362	5,393

Total current liabilities	361,420	375,614

Deferred income taxes	—	—
Borrowings under credit agreement	250,000	18,000

Total liabilities	$611,420	$393,614

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 35,455 and 41,687 shares issued and outstanding	$355	$417
Additional paid-in capital	—	—
Retained earnings	152,219	379,032
Accumulated other comprehensive income (loss)	14,797	(2,430)

Total shareholders’ equity	167,371	377,019

Total Liabilities and Shareholders’ Equity	$778,791	$770,633

2005 results have been adjusted to reflect the adoption of SFAS 123R under the modified retrospective method.
All periods presented reflect the classification of the marine division’s financial results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to reclassification
(In Thousands)	For the Year Ended
(Unaudited)	December 31,
	2006	2005
Operating Activities:
Net income	$106,577	$136,714
Net loss from discontinued operations	6,213	1,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,164	67,936
Noncash compensation	13,402	22,178
Noncash income from financial services	(15,907)	(14,174)
Noncash income from manufacturing affiliates	(3,642)	(2,308)
Deferred income taxes	1,299	1,640
Changes in current operating items:
Trade receivables	14,534	(7,178)
Inventories	(28,513)	(28,396)
Accounts payable	3,608	762
Accrued expenses	(11,284)	11,025
Income taxes payable	(5,487)	(21,574)
Prepaid expenses and others, net	790	(5,169)

Net cash provided by continuing operations	152,754	162,463
Net cash flow (used for) provided by discontinued operations	(7,131)	(16,101)

Net cash provided by operating activities	145,623	146,362

Investing Activities:
Purchase of property and equipment	(52,636)	(89,770)
Investments in finance affiliate, net	19,878	52,959
Investment in manufacturing affiliates, net	1,706	(84,320)

Net cash used for continuing operations investment activities	(31,052)	(121,131)
Net cash used for discontinued operations investment activities	—	—

Net cash used for investing activities	(31,052)	(121,131)

Financing Activities:
Borrowings under credit agreement	1,131,000	795,000
Repayments under credit agreement	(899,000)	(795,000)
Repurchase and retirement of common shares	(307,621)	(132,280)
Cash dividends to shareholders	(50,234)	(46,956)
Tax effect of proceeds from stock based compensation exercises	2,003	15,166
Proceeds from stock issuances under employee plans	9,172	20,045

Net cash used for financing activities	(114,680)	(144,025)

Net increase in cash and cash equivalents	(109)	(118,794)

Cash and cash equivalents at beginning of period	19,675	138,469

Cash and cash equivalents at end of period	$19,566	$19,675

2005 results have been adjusted to reflect the adoption of SFAS 123R under the modified retrospective method. All periods presented reflect the classification of the marine division’s financial results as discontinued operations.